EXHIBIT 99.1 – Press release

For Immediate Release
January 12, 2009

Contacts
Brian T. Beckwith, President  & CEO
Michael L. DeMarco, Executive Vice President, CFO
(201) 712-0090

Peoples Educational Holdings, Inc. Reports Second Quarter Fiscal 2009 Results

Saddle Brook, New Jersey, January 12, 2009 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its financial results for the three and six months ended November 30, 2008.

Revenue for the quarter ended November 30, 2008 was $8.3 million, down 2.6% from the same period in the prior year.  Revenue from the Test Preparation, Assessment, and Instruction product group was $6.1 million for the quarter, down 6.3% over the prior year.  College Preparation revenue for the quarter was $2.2 million, an increase of 9.2% from the prior year.  Net loss for the quarter was $220,000, a $202,000 and 47.9% improvement over the prior year.  Basic and diluted net loss per common share was ($0.05) for the quarter, compared to ($0.09) for the same period last year.  Non-GAAP net loss for the quarter was ($0.01) per share, consistent with the prior year.

Revenue for the six months ended November 30, 2008 was $24.3 million, down 4.3% from the same period in the prior year.  Revenue from the Test Preparation, Assessment, and Instruction product group was $12.8 million for the six month period, down 8.0% over the prior year.  College Preparation revenue for the period was $11.5 million, flat with the prior year.  Net income for the six month period was $1.1 million, a $362,000 and 48.9% improvement over the prior year.  Basic and diluted net income per common share for the current period was $0.25 compared to $0.17 and $0.16 respectively in the prior year.  Non-GAAP net income for the period was $1.5 million or $0.33 per share, compared to $1.2 million or $0.27 per share during the same period in the prior year.

Financial Highlights for the Six Months Ending November 30, 2008

•	Free Cash Flow (See Exhibit 2) improved $1.8 million on a year-over-year basis from $3.8 million to $5.6 million.
•	Net Income for the period was $1.1 million, an increase of $362,000 and 48.9% from the prior year.
•	Non-GAAP Net Income (See Exhibit 1) improved $0.3 million on a year-over-year basis from $1.2 million to $1.5 million in the current year.
•	Focused Instruction revenue for the period increased 7.5% on a year-over-year basis.
•	Electronic revenue increased 6.9% on a year-over-year basis.
•
Direct Costs efficiencies realized in the prior year are being maintained. Direct Costs in total have increased from 46.3% of revenue in the prior year to 47.4%; however this increase is due to revenue mix.  Product costs, as a percentage of revenue within our Testing, Assessment and Instruction, and College Preparation product groups are consistent with the prior year.

•	Selling and Marketing costs as a percentage of revenue decreased from 24.0% in the prior year to 19.8%.

Business Outlook

Brian T. Beckwith, President and CEO, commented, “While our six month year-to-date revenue was down approximately 4% over the prior year due to the difficult market for supplemental instructional products, I am pleased that through cost containment initiatives our  net income and non-GAAP net income for the period were up 48.9% and 24% respectively over the prior year.”

“In an effort to further reduce costs, in early December, we terminated thirteen non-product development employees, the majority of which were administrative in nature. In addition, during the same time period, we were able to eliminate twelve positions within the product development group as we continue our efforts to streamline our processes and increase the use of outsourcing.  The changes made will allow us to increase productivity and react on a timelier basis to the needs of our customers. ”

“Additionally, our liquidity continues to be strong.  At November 30, 2008, we had $1.8 million outstanding on our revolving line of credit and we are paying down our $8.5 million term loan at a rate of $500,000 per quarter.”

“Based on our six month results and overall market conditions we are revising our guidance.  We now expect revenue to be between $37 million to $39 million, net income to be between $0 and $200,000 and non-GAAP net income to be between $500,000 and $800,000.  In addition, we expect positive free cash flow to range between $1.0 million and $1.5 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are non-GAAP financial measures within the meaning of SEC Regulation G.  Peoples Educational Holdings, Inc. believes presenting non-GAAP net income and non-GAAP earnings per share and free cash flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures.  Company management uses these non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods.  The non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests.

Instruction: The Company produces and sells proprietary state customized print worktexts, and print and web-based delivered assessments.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, the Company’s backlist remedial and multicultural products are included in this group.

College Preparation
The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	UNAUDITED		UNAUDITED
(In Thousands-Except Share Data)	November 30, 2008	May 31, 2008	November 30, 2007
ASSETS

Current Assets

Cash and Cash Equivalents	$36	$53	$172
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	2,816	3,664	2,726
Inventory	4,009	4,394	4,769
Prepaid Expenses and Other	401	404	443
Prepaid Marketing Expenses	1,096	829	753
Deferred Income Taxes	661	1,024	1,119
Total Current Assets	9,019	10,368	9,982

Equipment - At Cost, Less Accumulated Depreciation
of $2,142, $1,994 and $1,843, respectively	511	566	634

Other Assets

Deferred Prepublication Costs, Net	14,588	15,200	16,555
Deferred Income Taxes	1,250	1,536	534
Trademarks, Net	192	191	170
Prepaid Expenses and Other	272	263	324
Prepaid Marketing Expenses	247	495	765
Total Other Assets	16,549	17,685	18,348

Total Assets	$26,079	$28,619	$28,964

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Current Maturities of Long Term Obligations	$2,044	$2,042	$1,570
Accounts Payable	6,980	4,906	6,406
Accrued Compensation	155	247	178
Other Accrued Expenses	276	347	401
Deferred Revenue	486	475	656
Total Current Liabilities	9,941	8,017	9,211

Long Term Obligations, Less Current Maturities	8,458	14,046	11,715

Total Liabilities	18,399	22,063	20,926

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued: 4,470,734 shares for all periods	89	89	89
Additional Paid In Capital	8,034	8,013	7,980
Retained Earnings (Accumulated Deficit)	(379)	(1,482)	33
Treasury Stock - 16,232 shares for all periods, at cost	(64)	(64)	(64)

Total Stockholders' Equity	7,680	6,556	8,038

Total Liabilities and Stockholders' Equity	$26,079	$28,619	$28,964

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Data)	Three Months Ending		Six Months Ending
	November 30,		November 30,
	2008	2007	2008	2007

Revenue, Net	8,279	8,502	24,276	25,369

Cost of Revenue
Direct Costs	3,102	3,036	11,509	11,739
Prepublication Cost Amortization	1,694	1,692	3,352	3,395
Total	4,796	4,728	14,861	15,134

Gross Profit	3,483	3,774	9,415	10,235

Selling, General and Administrative Expenses	3,629	4,226	7,219	8,355

Income (Loss) from Operations	(146)	(452)	2,196	1,880

Other Expenses, Net	9	12	17	24
Interest Expense	208	354	437	742

Net Income (Loss) Before Income Taxes	(363)	(818)	1,742	1,114

Income Tax Expense (Benefit)	(143)	(396)	639	373

Net Income (Loss)	(220)	(422)	1,103	741

Net Income (Loss) per Common Share:
Basic	$(0.05)	$(0.09)	$0.25	$0.17
Diluted	$(0.05)	$(0.09)	$0.25	$0.16

Weighted-average Number of Common Shares Outstanding:
Basic	4,455	4,443	4,455	4,434
Diluted	4,455	4,443	4,455	4,491

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)	Six Months Ended
	November 30,
	2008	2007
Cash Flows From Operating Activities
Net Income	$1,103	$741
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation	148	151
Amortization of Prepublication Costs and Intangible Assets	3,357	3,412
Stock-Based Compensation	21	17
Market Value Adjustment of Interest Rate Swap	25	136
Deferred Income Taxes	649	373
Changes in Assets and Liabilities
Accounts Receivable	848	1,235
Inventory	385	501
Prepaid Expenses and Other	(6)	(63)
Prepaid Marketing Expenses	(19)	156
Accounts Payable and Accrued Expenses	1,911	(329)
Deferred Revenue	11	329
Net Cash Provided By Operating Activities	8,433	6,659

Cash Flows From Investing Activities
Purchases of Equipment	(93)	(88)
Expenditures for Intangibles	(6)	(46)
Expenditures for Prepublication Costs	(2,740)	(2,770)
Net Cash Used In Investing Activities	(2,839)	(2,904)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(4,591)	(3,669)
Proceeds From the Exercise of Stock Options	-	88
Principal Payments On Long-Term Debt	(1,020)	(100)
Net Cash Used In Financing Activities	(5,611)	(3,681)

Net Increase (Decrease) in Cash and Cash Equivalents	(17)	74

Cash and Cash Equivalents
Beginning of Period	53	98
End of Period	$36	$172

Supplemental Cash Flow Information
Cash Payments for:
Interest	$410	$633

Reconciliation of Net Income (Loss) to non-GAAP Adjusted Net Income (Loss) Exhibit 1

(In Thousands - Except per Share Data)
	Three Months Ended November 30,		Six Months Ended November 30,
	2008	2007	2008	2007
Net Income (Loss)	$(220)	$(422)	$1,103	$741

Amortization of Prepublications Costs	1,694	1,692	3,352	3,395
Cash Expenditures for Prepublication Costs	(1,425)	(1,167)	(2,740)	(2,770)
Market Value Adjustment of Interest Rate Swap	37	136	25	136
Adjusted Benefit (Expense) for Income Taxes	(122)	(264)	(255)	(304)
Non-GAAP Net Income (Loss)	$(36)	$(25)	$1,485	$1,198

Basic Weighted Shares Outstanding	4,455	4,443	4,455	4,434

Non-GAAP Earnings (Loss) Per Share	$(0.01)	$(0.01)	$0.33	$0.27

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow Exhibit 2

(In Thousands - Except per Share Data)
	Three Months Ended November 30,		Six Months Ended November 30,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$2,713	$1,692	$8,433	$6,659
Cash Expenditures for Equipment and Trademarks	(37)	(71)	(99)	(134)
Cash Expenditures for Prepublication Costs	(1,425)	(1,167)	(2,740)	(2,770)
Free Cash Flow	$1,251	$454	$5,594	$3,755